Exhibit 8.1

Subsidiaries

As of December 31, 2006, we owned, directly or indirectly, the following subsidiaries. All of these entities are private limited liability companies and they do business in their corporate names.

Name of entity	Our interest	Jurisdiction of incorporation
CNOOC China Limited	100%	Tianjin, PRC
CNOOC International Limited	100%	British Virgin Islands
China Offshore Oil (Singapore) International Pte., Ltd.	100%	Singapore
CNOOC Finance (2002) Limited	100%	British Virgin Islands
CNOOC Finance (2003) Limited	100%	British Virgin Islands
CNOOC Finance (2004) Limited	100%	British Virgin Islands
Malacca Petroleum Limited	100%	Bermuda
OOGC America, Inc.	100%	Delaware, USA
OOGC Malacca Limited	100%	Bermuda
CNOOC Southeast Asia Limited	100%	Bermuda
CNOOC Africa Holding Limited	100%	British Virgin Islands
CNOOC Africa Limited	100%	British Virgin Islands
CNOOC Africa (UK) Limited	100%	London, U.K.
CNOOC ONWJ Ltd.	100%	Labuan, F.T., Malaysia
CNOOC SES Ltd.	100%	Labuan, F.T., Malaysia
CNOOC Poleng Ltd.	100%	Labuan, F.T., Malaysia
CNOOC Madura Ltd.	100%	Labuan, F.T., Malaysia
CNOOC Blora Ltd.	100%	Labuan, F.T., Malaysia
CNOOC NWS Private Limited	100%	Singapore

CNOOC Wiriagar Holding Limited	100%	British Virgin Islands
CNOOC Wiriagar Overseas Ltd.	100%	British Virgin Islands
CNOOC Muturi Holding Limited	100%	British Virgin Islands
CNOOC Muturi Ltd.	100%	The Isle of Man
CNOOC Morocco Limited	100%	Cayman Islands
CNOOC Canada Limited	100%	British Virgin Islands
CNOOC Belgium BVBA	100%	Belgium
CNOOC Australia Limited	100%	British Virgin Islands
CNOOC Exploration & Production Nigeria Limited	100%	Nigeria
AERD PROJECTS NIGERIA Limited	92.11%	Nigeria
CNOOC Hong Kong Holding Limited	100%	Hong Kong
CNOOC Myanmar Holding Limited	100%	British Virgin Islands
CNOOC Myanmar Limited	100%	British Virgin Islands
CNOOC Caspian (Kazakhstan) Limited	100%	Cayman Islands